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                                                                  EXHIBIT 10(w)


                               LICENSE AGREEMENT


     This agreement, which is to become effective February 18, 1997 is made between BodyBilt Seating, Inc. a Texas corporation having a principal office in Navasota, Texas, ("Licensee"), and Computer Translation Systems & Support, Inc. (CTSS), Lawrence West Melquiond and Jerold P. Lefler, (collectively called "Licensors"); and that, in consideration of the mutual promises made in this agreement, the parties agree as follows:

                            ARTICLE 1.  DEFINITIONS

Certain terms used in this agreement shall be defined as follows:

     SECTION. 1.01 "Licensed Product" shall mean the Impact Unit hardware, the software used to design, build, manufacture, operate and control the operation of the Impact Unit together with all designs, schematics, drawings, layouts, parts lists, source code, object code, enhancements and modifications, and all files, including input and output materials relating to the Impact Unit and its software.

     SECTION 1.02 "User Documentation": shall mean any and all installation instructions, user manuals, supporting materials, training manuals and materials, workbooks, product descriptions and technical manuals relating to the Licensed Product.

     SECTION 1.03 "Purchase order" shall mean a written purchase order or any other written confirmation obligating a person, business, or other entity to purchase goods.

                   ARTICLE 2. ASSIGNMENT OF IMPACT TRADEMARK

     SECTION 2.01 OWNERSHIP. CTSS represents and warrants that it owns and has the exclusive right to use the trademark Impact for keyboards and represents and warrant that it owns U. S. Trademark Application Serial No. 74-584,649 for Impact and Design in Class 9.

     SECTION 2.02 ASSIGNMENT. CTSS agrees to assign its interest in the Impact trademark and U.S. Trademark Application Serial No. 74-584,649 for Impact and Design in class 9, together with the associated good will of the business to BodyBilt. CTSS agrees to effect that assignment by executing and returning to BodyBilt the form of assignment attached hereto as Exhibit "A".


                  ARTICLE 3.  WARRANTY OF TITLE AND AUTHORITY


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     SECTION 3.01 WARRANTY. Licensors warrant and represent that they own, have title to, and have the fully authority and right to the Licensed Product and User Documentation, and to enter into this agreement.


                        ARTICLE 4.  LICENSE AND WARRANTY

     SECTION 4.01 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive perpetual license under any and all intellectual property rights owned or otherwise assertable by Licensor relation to the Licensed Product and User Documentation, including but not limited to Licensor's rights under any patents, copyrights or trademarks. The license includes, but is not limited to, the right to manufacture, make, have made, use, copy, reproduce, distribute, prepare derivatives, perform, display, market, sell, offer for sale, import or export the Licensed Product or User Documentation and includes the right to sublicense others.

     SECTION 4.02 SCOPE OF LICENSE GRANT. The License is non-exclusive and extends through out the world including the United States and its territories. Licensor acknowledges that under this License Agreement it does not retain any right to or under the Licensed Product and User Documentation.

     SECTION 4.03 OTHER RIGHTS GRANTED. In addition to the License enumerated in the Agreement, the License includes a grant by Licensor to Licensee of the right to engage in any activity relating to the manufacture, use, copying , distribution, performance, display, marketing, sale, or offer of sale of the Impact Unit, and all ownership rights, title and interest, in any intellectual property rights relating to the Licensed Product and User Documentation or in any copy or any part of the Licensed Product of User Documentation.

     SECTION 4.04 IMPROVEMENTS. Licensors agree to tender in writing for incorporation into the Licensed Product and User Documentation a like license under any U.S. or Foreign patents or patent application or copyrights now or hereafter owned or enjoyed in any patent or patent application or copyright included in the Licensed Product and User Documentation, or any method or process for manufacturing any such invention. Licensee at its option may accept such written tender by a written instrument mailed within six months after receipt of tender. Such additional licenses shall be upon the same terms as this license and shall terminate upon any termination or cancellation of this agreement.

                       ARTICLE 5.  LUMP SUM AND ROYALTIES

     SECTION 5.01 LUMP SUM. Licensee shall pay to Licensors a lump sum of Nineteen Thousand And No Cents Dollars ($19,000), which shall not be creditable against royalties earned on the marketing of Licensed Product and User Documentation


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Payment of the lump sum shall be made contemporaneously with the execution of this agreement.

     SECTION 5.02 EARNED ROYALTIES. In addition to the lump sum payment mentioned in Section 5.01 of this agreement, Licensee shall pay to Licensors within a reasonable times an earned royalty equal to 5% of the gross revenue received from the sales of the Licensed Product and User Documentation marketed by Licensee for which payment has been received. Such royalty shall be earned at the time payment for the relevant Licensed Product and User Documentation is received by Licensee. Royalty shall be directly reduced by any advances paid under Section 7.02.5.

     SECTION 5.03 ONE ROYALTY. Only one royalty shall be due for any one Licensed Product and User Documentation made or marketed anywhere in the world.

                        ARTICLE 6.  REPORTING AND AUDIT

     SECTION 6.01 Licensee shall keep accurate books of account containing all information necessary to establish the amount payable as royalty under this agreement. Such books of account shall be kept at one of Licensee's principal places of business and shall be open, for three years following the close of the calendar year to which they pertain, to inspection and audit by an independent certified public accountant who is nominated by Licensors and to whom Licensee has no reasonable objection. Such inspection and audit shall take place no more than once each year and shall be confined to verification of the royalties due, and the accountant shall disclose to Licensors only whether the Licensee's reports and payments are accurate or not, and if not accurate shall specify the inaccuracies therein. Each payment of royalties shall be accompanied by a written report signed by the individual who prepared the report and by an officer of Licensee, showing the computation of royalties.

                     ARTICLE 7.  WARRANTIES AND PERFORMANCE

     SECTION 7.01 LICENSORS' WARRANTIES.

     7.01.1 WARRANTY PERIOD. The "Warranty Period" begins on the date of execution of this Agreement and terminates one year thereafter.

     7.01.2 AS--DOCUMENTED WARRANTY. Licensor warrants to Licensee, during the Warranty Period, that the Licensed Product will function and perform in accordance with the User Documentation and in the same manner that the Licensed Product performed on behalf of Licensor immediately prior to the date hereof. Upon receipt of a breach of this Warranty, Licensor shall have thirty (30) business days to attempt to correct the breach, after which Licensee may attempt to correct the breach itself utilizing the source code provided to License under this Agreement.



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                   7.01.3 NO SURREPTITIOUS CODE WARRANTY. Licensor warrants to
Licensee that no copy of the software provided to Licensee contains or will contain any surreptitious code, including but not limited to any backdoor, timebomb, drop dead device, any other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the program, any virus, Trojan horse, worm or other software routine or hardware components designed to permit unauthorized access, to disable, erase or other harm software, hardware or data, or to perform any other such actions.

     SECTION 7.02. PERFORMANCE.

                   7.02.1 PURCHASE ORDERS. Upon Licensors delivering all sales contacts, customer lists, part requests, Licensee shall immediately proceed to order parts, assemble, and sell units. Licensee shall use best efforts to sell a minimum of 250 units in sixty (60) days, but in no event is Licensee obligated to expend more than $600,000, or incur any additional obligation, to achieve these sales.

                   7.02.2 DELIVERY OF LICENSE MATERIALS. Licensor will deliver the Licensed Product (including all drawings, schematics, source code or other materials to configure and manufacture the Impact Unit as provided herein) and User Documentation to Licensee, at Licensee's address set forth above, upon execution of this Agreement.

                   7.02.3 INSTALLATION OF MATERIALS BY LICENSEE. All installation of the Licensed Product for use by Licensee will be by, and at the sole expense of Licensee.

                   7.02.4 DELIVERY OF SOURCE CODE. Licensor shall deliver one copy of the source code of the Licensed Product to Licensee together with all comments and programmers notes. Licensee may also use the source code for any purpose consistent with Licensee's license to the Licensed Product.

                   7.02.5 CONSULTATION. Licensors shall make themselves available, upon request of the Licensee, at the earliest opportunity to consult with Licensee at one of the Licensee's places of business at no charge to Licensee except that the latter shall reimburse Licensors for travel expenses and reasonable expenditures for food and lodging. From February 18, 1997 to March 31, 1997, Licensee shall advance Licensors $2,000 a week against future royalties.

                            ARTICLE 8.  INFRINGEMENT

     SECTION 8.01 WHO SHALL SUE. Upon learning of any infringement by any third party of any claim of any issue patent included within the Licensed Product and the User Documentation, licensee shall promptly notify Licensors in writing of such infringement, giving details of the infringement. Licensors and Licensee both shall have the option


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either alone or jointly to take such measures as may be required to terminate any infringement. When either party brings an infringement suit, the other party may join as plaintiff and shall cooperate and assist in the preparation and prosecution of the suit.

     SECTION 8.02 EXPENSES AND RECOVERIES. In the case of mutual agreement on the institution of an infringement suit, Licensee shall bear one half and Licensors collectively shall bear one half of all expenses unless one party declines to participate financially in the prosecution of such infringement suit, in which case the party declining to participate shall be excluded from bearing a part of such expenses. In the case of such mutual agreement on the institution of an infringement suit, Licensee shall have one half and Licensors collectively shall have one half of all damages and penalties recovered that remain after first reimbursing Licensee and then Licensors for any amounts expended by them in prosecuting such infringement suit and next reimbursing Licensors for royalties that they would have earned but for the suspension of royalty payments during the period of infringement. If one party declines to timely participate financially (pay litigation on time) in the prosecution of such infringement suit, the party shall be excluded from any share of the damages and penalties recovered.

                         ARTICLE 9.  ADVERSE DECISIONS

     SECTION 9.01 EFFECT. If any claim of any right to the License Product and User Documentation is held invalid, awarded to another, or held not infringed, by a decision of any tribunal of competent jurisdiction, which decision is not or cannot be thereafter reversed, then with respect to any such claim so held not infringed, the construction placed upon such claim by such tribunal shall be followed from the date of entry of the opinion on such question of infringement, and with respect to any claim that is not infringed, not valid, or not the property of Licensors under such decision, Licensee shall thereafter be relieved from the payment of royalties solely with respect to such claim, and from including in its reports hereunder any equipment covered solely by such claim; provided, however, that if there are conflicting final decisions by courts of equal jurisdiction, the one of latest date shall be controlling.

     SECTION 9.02 CONTRARY DECISION. In the event of a decision of a tribunal terminating royalty liability followed by a decision of a tribunal that revives royalty liability, no royalty shall be payable for the period between the two decisions.

                           ARTICLE 10.  BEST EFFORTS

     SECTION 10.01 Licensee shall use its best efforts to maximize the number of licensed products sold and to maximize the selling price of each unit sold, subject to the limitations of Section 7.02.1

                      ARTICLE 11.  SUCCESSORS AND ASSIGNS


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     SECTION 11.01 BINDING. This agreement shall bind, and inure to the benefit of, each of the parties, and their respective successors in interest and assigns.

     SECTION 11.02 ASSIGNMENT. BodyBilt may assign part of all of its interest in this agreement to any of its affiliate companies.

           ARTICLE 12.  INFORMATION CONCERNING LICENSED PATENT RIGHTS

     SECTION 12.01 INSPECTION. Licensors hereby grant, and agree to grant, to Licensee and its duly authorized agents, under 37 CFR Section 1.14(a) and comparable rules of foreign patent practice, a power of inspection of all U.S. and foreign patent applications and copyrights included in the License Product and User Documentation and Licensors further agree to execute and deliver to Licensee such further documents as may be requested to carry out the intent of this provision.

     SECTION 12.02 INFORMATION. The parties agree to keep each other fully informed of the progress of the prosecution of all U.S. and foreign applications that are included in the Licensed Product and User Documentation.

     SECTION 12.03 NOTIFICATION. Licensee shall not be liable for any royalty under any claim of any patent or application in any country until after having actual notice of the filing, issuance or acquisition of such patent or application.

                 ARTICLE 13.  NOTICES, COMMUNICATIONS, PAYMENTS

     SECTION 13.01 Licensee may send all notices and reports and other communications and may make all payments under this license to CTSS, 239 Sleepy
Hollow Lane, Coppell, Texas 75019, Fax (972) 392-9710.   Licensors may send all
notices, tenders, and other communications to Rob H. Holt, 4455 Carter Creek, Bryan, Texas, 77802 (409) 268-0102. All notices and other communications mentioned in this agreement, including royalty payments, may be mailed postpaid to the last known address of the designated individual. All notice periods and other times for taking any action mentioned in this license shall start on the day that such notice or other communication is actually mailed.

                   ARTICLE 14.  CHOICE OF LAW AND ARBITRATION

     SECTION 14.01 This agreement and any disputes arising under it shall be governed by the law of the State of Texas.

     SECTION 14.02 ARBITRATION. The parties agree that any and all claims or disputes between the parties that arise in the future shall be settled by mediation and, if necessary, binding arbitration according to the Rules of the Institute of Christian Conciliation and judgment upon an arbitration award may be entered by any court of competent jurisdiction. In addition to the normal authority of an Arbitrator, the parties agree that the Arbitrator shall

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have the authority to determine the fair and just resolution of any dispute, as well as the authority to order exact remedies to move the defaulting party
back into compliance.   "Any claim or dispute" means any and all claims and
disputes in contract or tort or statutory, and without limitation or restriction general to the foregoing:

             A. any and all disputes which may arise between the parties relating to the negotiation, drafting, formation, execution, and performance of this Agreement,
             B. any dispute or claim that arises between the parties outside of this Agreement, and
             C. any dispute regarding the wording of the of the clauses, covenants, modifications, clarifications of any additional documents which are needed to effectuate the purpose of this Agreement.

                            ARTICLE 15.  ALTERATIONS

     SECTION 15.01 This agreement cannot be altered except by an instrument in writing signed by an authorized officer of the Licensee and an authorized representative of the Licensors. Licensors reserve the right to increase the earned royalty to $860.00 per unit on April 2, 1997.

                       ARTICLE 16.  TERM AND TERMINATION

     SECTION 16.01 TERM. This agreement and the license granted by it is perpetual and it shall terminate only upon by written agreement of the Licensors and Licensee.

     SECTION 16.02 INVENTORY. Following any cancellation or other termination of this agreement, Licensee at its option shall be entitled to a license limited to all Licensed Product and User Documentation then on hand and that Licensee can manufacture with materials then on hand that were specifically purchased for the purpose of manufacturing the Licensed Product and User Documentation and may pay the same royalty rate with respect to such articles as that which would have been due if this agreement had remained in effect, but no other royalties shall be earned after cancellation or termination.

     SECTION 16.03 REVERSION. After any cancellation or termination of this license agreement, the Licensed Product and User Documentation shall revert to Licensors.

     In witness whereof, the parties have executed this agreement by affixing respectively their individual signatures and the signature of a duly authorized Officer of Licensee, as of the effective date mentioned above.

COMPUTER TRANSLATION SYSTEMS & SUPPORT, INC.

By:  /s/ Jerold P. Lefler    ,
   --------------------------
Chairman of the Board of CTSS


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     /s/ Jerold P. Lefler              ,
---------------------------------------
Jerold P. Lefler, individually, and as a
Shareholder of CTSS.




     /s/ Lawrence West Melquiond       ,
---------------------------------------
Lawrence West Melquiond, individually,
and as Shareholder of CTSS




BODYBILT SEATING, INC.



By:  /s/ Gerard Smith  ,
   --------------------
         Gerard Smith,
         CEO and President




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